Exhibit 99.1

         Allied Motion Reports Profits for the Second Quarter

    DENVER--(BUSINESS WIRE)--Aug. 7, 2007--Allied Motion Technologies Inc. (NASDAQ:AMOT) today announced it achieved net income for the second quarter ended June 30, 2007 of $347,000 or $.05 per diluted share compared to $578,000 or $.08 per diluted share for the same period last year. Revenues for the second quarter were $20,405,000 compared to $22,155,000 last year. Backlog at June 30, 2007 was $28,613,000.

    During the six months ended June 30, 2007, the Company achieved net income of $1,062,000 or $.15 per diluted share compared to net income of $926,000 or $.14 per diluted share for the same six months last year. Revenues for the first six months this year were $42,391,000 compared to $43,354,000 for the same period last year.

    "The financial results we achieved in the second quarter were disappointing in that sales and net profit were down from the prior year," commented Dick Smith, CEO of Allied Motion. "The decrease in profit this quarter was primarily the result of the $1,750,000 decrease in sales as compared to last years record sales. This decrease in sales was primarily the result of a decline in sales to our customers in the medical mobility, industrial and vehicle markets. The primary reasons for the decrease in sales to customers in the medical mobility market were caused by program changes by one of our large customers and also the reduction in Medicare's payment for such products. The decline in sales to the industrial market was primarily related to customers providing product to the construction industry. Despite the decrease in orders from our customers in these markets, our backlog did increase 1% from both the end of last quarter and from the beginning of the year. Primarily as a result of the sales decline, our gross profit margin did decline from 24% to 22%. In response, we did reduce our costs throughout the quarter which will help stabilize our margins and position us to improve margins as sales increase in the future. We do have new customer programs that will be going into production later in the year including programs resulting from some of our new products. We believe this downturn in our business is short-term and we are very optimistic that we will continue to grow our business in the future."

    Dick Warzala, President of Allied Motion, added, "The sales and subsequent earnings drop in the second quarter of 2007 compared with the second quarter of 2006 were the result of an expected decline in revenue from a small number of customers in the medical and vehicle market segments and a broader, general decline in our industrial market segment. With regard to our growth activities, our new product development efforts continue and we have a steady stream of new cost effective and higher performance products coming to market now and well into the foreseeable future. A direct result of our new product releases is increased prototype and project activities, a critical and necessary element in the organic growth of our company. Our Asian production ramp-up continues to make progress as an additional product line has been implemented and will double our output in the facility by the fourth quarter of 2007. Consistent with our strategy, we manage our company for continuous improvement over the long term and our employees are rewarded financially through our EVA bonus program only when we experience growth on a year over year basis. While we are not satisfied with the results this quarter, during the time since we implemented our strategy in 2002 and until the end of the second quarter of 2007, our company has experienced a CAGR of 44% in Sales, 109% in Net Income, 37% in our Stock Price and 51% in Market Cap. We believe our strategy and our incentive programs are linked together to reward and promote growth within our companies and we are confident that we will continue to do so in the future."

    Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

    The statements in this press release and in the Company's August 7, 2007 conference call that relate to future plans, events or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company's motion markets, introduction of new technologies, products and competitors, the ability to protect the Company's intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company's customers to allow the Company to realize revenues from its order backlog and to support the Company's expected delivery schedules, the continued viability of the Company's customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company's products and services, changes in government regulations, availability of financing, the ability of the Company's lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company's ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers' needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.



ALLIED MOTION TECHNOLOGIES INC.
FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

                             For the Three Months  For the Six Months
                                Ended June 30,       Ended June 30,
HIGHLIGHTS OF OPERATING
 RESULTS                        2007       2006      2007      2006
----------------------------------------------------------------------
Revenues                     $  20,405  $  22,155  $ 42,391  $ 43,354
Cost of products sold           15,907     16,893    32,532    33,352
                             -----------------------------------------
Gross Margin                     4,498      5,262     9,859    10,002
Operating expenses and other     3,981      4,345     8,262     8,571
                             -----------------------------------------
Income before income taxes         517        917     1,597     1,431
Provision for income taxes        (170)      (339)     (535)     (505)
                             -----------------------------------------
Net Income                   $     347  $     578  $  1,062  $    926
                             =========================================
PER SHARE AMOUNTS:
Diluted income per share     $     .05  $     .08  $    .15  $    .14
                             =========================================
Diluted weighted average
 common shares                   7,127      6,847     7,103     6,791
                             =========================================




CONDENSED BALANCE SHEETS                       June 30,   December 31,
                                                 2007         2006
----------------------------------------------------------------------
Assets
Current Assets:
  Cash and cash equivalents                  $     1,398  $       669
  Trade receivables, net                          11,141       10,225
  Inventories, net                                10,824       10,807
  Other current assets                             1,531        1,397
                                             -------------------------
Total Current Assets                              24,894       23,098
Property, plant and equipment, net                11,831       12,173
Goodwill and intangible assets                    16,904       17,341
                                             -------------------------
Total Assets                                 $    53,629  $    52,612
                                             =========================
Liabilities and Stockholders' Investment
Current Liabilities:
  Debt obligations                           $       845  $     9,066
  Accounts payable and other current
   liabilities                                     9,916       10,231
                                             -------------------------
Total Current Liabilities                         10,761       19,297
Long-term debt obligations                         8,865          763
Other long-term liabilities                        3,010        3,030
                                             -------------------------
Total Liabilities                                 22,636       23,090
Stockholders' Investment                          30,993       29,522
                                             -------------------------
Total Liabilities and Stockholders'
 Investment                                  $    53,629  $    52,612
                                             =========================
                                             For the Six Months Ended
                                                     June 30,
CONDENSED STATEMENTS OF CASH FLOWS               2007         2006
----------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                $     1,062  $       926
   Depreciation and amortization                   1,708        1,619
   Changes in working capital balances and
    other                                         (1,424)      (1,051)
                                             -------------------------
Net cash provided by operating activities          1,346        1,494

Cash flows from investing activities:
   Purchase of property and equipment               (828)        (623)
                                             -------------------------
Net cash used in investing activities               (828)        (623)

Net cash provided by (used in) financing
 activities                                          206         (848)
Effect of foreign exchange rate changes on
 cash                                                  5            3
                                             -------------------------
Net increase in cash and cash equivalents            729           26
Cash and cash equivalents at beginning of
 period                                              669          624
                                             -------------------------
Cash and cash equivalents at June 30,        $     1,398  $       650
                                             =========================



    CONTACT: Allied Motion Technologies Inc.
             Richard Smith or Sue Chiarmonte, 303-799-8520
             Fax: 303-799-8521